Exhibit 10.16

EXECUTION COPY

TREVENA, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is entered into as of January 4, 2008 (the “Effective Date”) by and between Trevena, Inc. f/k/a Parallax Therapeutics, Inc. (the “Company”), a Delaware corporation, and Maxine Gowen (“Executive”).

1.              Duties and Scope of Employment.

(a)                                 Positions and Duties.  As of the Effective Date, Executive will serve as Chief Executive Officer of the Company.  Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Company’s Board of Directors (the “Board”).  Executive will report to the Board and/or such committees designated by the Board.  The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)                                 Obligations.  During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2.              At-Will Employment.  The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice.  Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.  However, as described in this Agreement, Executive may be entitled to severance benefits and accelerated vesting of equity awards depending on the circumstances of Executive’s termination of employment with the Company.

3.              Compensation.

(a)                                 Base Salary.  During the Employment Term, the Company will pay Executive an initial annualized salary of $325,000 as compensation for services (the “Base Salary”) with retroactive effect to October 1, 2007.  For the avoidance of doubt, Executive’s 2007 aggregate salary will be a pro rated portion of the annualized Base Salary for the period from October 1, 2007 to December 31, 2007 (an aggregate of $81,250).  Such amount will be paid in equal installments in accordance with the Company’s normal payroll practices and subject to the usual, required withholding, beginning on the next payroll following the date hereof and ending on December 31, 2007.  Thereafter, the Company will pay the Base Salary periodically in accordance with the Company’s normal payroll practices subject to the usual, required withholding.  Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b)                                 Bonus.  Executive will be eligible to receive an annual bonus of up to forty percent (40%) of the Base Salary, less applicable withholding taxes, upon achievement of performance objectives, such objectives to be determined by the Board in consultation with Executive.  For 2008, such objectives will be established within the first thirty (30) days after the Effective Date, and for each subsequent calendar year, these objectives will be established within 90 days after the start of such calendar year.  It is anticipated that the bonus objectives will be comprised of a series of component objectives, with a percentage weighting applied to each such component objective; the percentage weighting of each such component objective shall be determined at the time such objectives are established (as described above).

(c)                                  Equity Awards.

(i)             Initial Stock Purchase.  The Company has issued and sold One Million Five Hundred Thousand (1,500,000) shares of the Company’s common stock (the “Shares”) to Executive pursuant to that certain Restricted Stock Purchase Agreement dated as of December 14, 2007, as amended by that certain Amendment No. 1 to Restricted Stock Purchase Agreement of even date herewith (collectively, the “Restricted Stock Purchase Agreement”).

(ii)          Other Equity Awards.   Executive will be eligible to receive additional awards of stock options, restricted stock or other equity awards based upon Executive’s performance, as determined by the Board from time to time.   The Board or its committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4.              Company Policies and Employee Benefits.  During the Employment Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, any such group medical, dental, vision, disability, life insurance, and flexible-spending account plans.  All matters of eligibility for coverage and benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.              Vacation.  While employed pursuant to this Agreement, Executive shall be eligible for no less than an aggregate of fifteen (15) days of vacation per calendar year beginning in the calendar year of 2008.

6.              Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time, including any such expenses incurred prior to the Effective Date.

7.              Severance.  The provisions of this Section 7 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not affect the right of either party to terminate the employment relationship at any time for any reason.  Termination of employment for death or disability is not a termination without “Cause” for purposes of receiving the benefits described in Section 7(a) below.

(a)                                 Termination for other than Cause, Death or Disability; Resignation for Good Reason.  If at any time the Company terminates Executive’s employment with the Company other than for Cause, death or disability, or if Executive resigns for Good Reason, and in each case such termination is not a termination covered by Section (7)(b) below, then, subject to Section 8:

(i)             If such termination occurs on or prior to eighteen (18) months after the Effective Date, Executive will be entitled to receive continuing payments of severance pay at a rate equal to the Base Salary rate, as then in effect, for twelve (12) months from the effective date of the Separation Agreement (as defined below), less applicable withholdings and deductions, and paid in accordance with the Company’s normal payroll policies, and

(ii)          If such termination occurs following the date eighteen (18) months after the Effective Date, Executive will be entitled to receive:

(A) continuing payments of severance pay at a rate equal to the Base Salary rate, as then in effect, for twelve (12) months from the effective date of the Separation Agreement, less applicable withholdings and deductions, and in accordance with the Company’s normal payroll policies;

(B) to the extent that Executive received a bonus payment, as approved by the Board in accordance with Section 3(b) above, for the last calendar year prior to the date of such termination (the “Prior Year Bonus”), Executive will receive an additional amount equal to such Prior Year Bonus, multiplied by a fraction, the numerator of which equals the number of days between the start of the calendar year in which the termination occurs and the date of termination, and the denominator of which equals 365; such amount shall be paid on or before January 30 of the calendar year following the date of Executive’s termination; and

(C) accelerated vesting of the Shares as to that number of Shares that would have otherwise vested if (i) Executive had remained a Company employee for twelve (12) months following the termination date, and (ii) the Company had issued no shares of its preferred stock during such twelve (12) month period (irrespective of the actual issuance of any such shares of preferred stock during such twelve (12) month period, if any).

(b)                                 Termination In Connection With or Following a Change of Control.    In the event that either (i) the Company terminates Executive’s employment with the Company other than for Cause, death or disability (A) within the thirty (30) day period prior to a Change of Control, or (B) within the period between the Company’s execution of a letter of intent for a proposed Change of Control which proposed Change of Control is later consummated (a “Designated Change of Control”) and the consummation of such Designated Change of Control or (C) within the twelve (12) month period after a Change of Control or (ii) Executive resigns for Good Reason within twelve (12) months after a Change of Control, then the Executive shall receive periodic severance pay computed pursuant to Section 7(a)(i) or 7(a)(ii)(A) and (B) above (as appropriate depending upon the date of such termination), and shall also be entitled to immediate and full accelerated vesting of all shares of stock purchased by Executive pursuant to the terms of the Restricted Stock Purchase Agreement as of the date of termination or resignation without regard for the time-based vesting schedule set forth in Section 2(b) of the Restricted Stock Purchase Agreement, and such shares shall be released from the Repurchase Option, subject to the limitation on the vesting and release of shares set forth in Section 2(c) of the Restricted Stock Purchase Agreement, and subject further to Section 8 of this Agreement.

(c)                                  Termination for Cause, Death or Disability; Voluntary Termination.  If Executive’s employment with the Company terminates voluntarily by Executive (other than for Good Reason), for Cause by the Company or due to Executive’s death or disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(d)                                 Termination by Mutual Consent.  If at any time during the course of this Agreement the parties by mutual consent decide to terminate this Agreement, they shall do so by separate agreement setting forth the terms and condition of such termination.

8.              Conditions to Receipt of Severance.

(a)                                 Separation Agreement and Release of Claims.  The receipt of any severance pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in substantially the form attached hereto as EXHIBIT A (the “Separation Agreement”).  No severance pursuant to such Section will be paid or provided until the Separation Agreement becomes effective.

(b)                                 Other Conditions.  The receipt of any severance benefits pursuant to Section 7(a) will be subject to Executive not violating the PIIA (as defined below), returning all Company property, and complying with the Separation Agreement.  In the event of Executive’s breach of the PIIA, all continuing payments (including continued vesting of shares acquired pursuant to the Restricted Stock Purchase Agreement to which Executive may otherwise be entitled pursuant to Section 7(a) will immediately cease or, in the case of the vesting continuation, shall revert to unvested status.

(c)                                  Section 409A.  Severance pay pursuant to Section 7 above, to the extent of payments made from the date of termination of Executive’s employment through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination of service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the

Code that payments be delayed until six months after termination of employment if Executive is a “specified employee” within the meaning of the aforesaid Section of the Code at the time of such termination from employment.

(d)                                 Cooperation With the Company After Termination of Employment. Following termination of the Executive’s employment for any reason, upon request by the Company, Executive will fully cooperate with the Company (at the Company’s reasonable expense) in all matters relating to the winding up of her pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

9.              Definitions.

(a)                                 Cause.  For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company, or (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company.

(b)                                 Change of Control.  For purposes of this Agreement, “Change of Control” of the Company is defined as:

(i)             any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; provided, however; that sales of equity or debt securities to investors primarily for capital raising purposes shall in no event be deemed a Change of Control; or

(ii)          a change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors.  “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); provided, however; that no change in the composition of the Board in connection with the sale of equity or debt securities to investors primarily for capital raising purposes shall be deemed a Change of Control; or

(iii)       the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or the stockholders of the Company approve a plan of complete liquidation of the Company; or

(iv)      the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(c)                                  Good Reason.  For purposes of this Agreement, “Good Reason” is defined as the resignation by Executive within thirty (30) days following the end of the Cure Period defined below,  if any of the following events occur without Executive’s express written consent:  (i) the Company reduces the amount of the Base Salary, other than pursuant to a reduction that also is applied to substantially all other employees of the Company, (ii) the Company fails to pay the Base Salary or other benefits required to be provided by the Company hereunder, (iii) the Company materially reduces the overall compensation or benefits required to be provided by the Company to Executive hereunder other than pursuant to a reduction that also is applied to substantially all other employees of the Company, (iv) the Company materially reduces Executive’s core functions, duties or responsibilities in a manner that constitutes a demotion, or (v) any change of Executive’s principal office location to a location more than thirty (30) miles from the Company’s First Office (as defined below) anytime following the date on which Executive’s principal office location has been established in the Company’s First Office; provided, however, that Executive must provide written notice to the Board of the condition that could constitute “Good Reason” within thirty (30) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days of such written notice (the “Cure Period”).  The “Company’s First Office” shall mean the location of the Company’s first commercial office space in the greater Philadelphia, PA area pursuant to a lease agreement with an initial term of at least three (3) years.  For the avoidance of doubt, no change of Company location prior to the establishment of the Company’s First Office shall constitute Good Reason.  Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.

10.       Confidential Information.  Executive agrees to enter into the Company’s standard Employee Proprietary Information, Inventions and Non-Solicitation Agreement (the “PIIA”), in substantially the form attached hereto as EXHIBIT B, upon commencing employment hereunder.

11.       No Conflict with Existing Obligations.  Executive represents that her performance of all the terms of this Agreement and, as an executive officer of the Company, do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services.  Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

12.       Parachute Payments.

(a)                                 If any payment or benefit Executive would receive pursuant to a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment”

within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs):  reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards unless Executive elects in writing a different order for cancellation.

(b)                                 The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group affecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c)                                  The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

13.       Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

14.       Notices.  All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a nationally recognized commercial overnight service, specifying next day delivery, with written verification of receipt, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

If to Executive:

at the last residential address known by the Company.

15.       Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16.       Arbitration.

(a)                                 Arbitration.  In consideration of Executive’s employment with the Company, the Company and Executive agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any breach of this Agreement, will  be subject to binding arbitration.  Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act,  the Family and Medical Leave Act, discrimination or wrongful termination and any statutory claims.  Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)                                 Procedure.  Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (“the Rules”).  Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules.

(c)                                  Remedy.  Except as provided by this Agreement and by the Rules, including any provisional relief offered therein, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided for by the Rules and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator  will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)                                 Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the  Equal Employment Opportunity Commission or the workers’ compensation board.  This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(e)                                  Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that  Executive is waiving Executive’s right to a jury trial.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

17.       Integration.  This Agreement, together with the PIIA and Restricted Stock Purchase Agreement, represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

18.       Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19.       Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20.       Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21.       Governing Law.  This Agreement will be governed by the laws of the Commonwealth of Pennsylvania.

22.       Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23.       Reimbursement of Counsel Fees.  The Company agrees to directly reimburse the reasonable fees of counsel to Executive in connection with the negotiation of this Agreement, the PIIA and the Restricted Stock Purchase Agreement, up to a maximum of Five Thousand Dollars ($5000).

24.       Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Remainder of Page Intentionally Left Blank]

EXECUTION COPY

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

TREVENA, INC.

By:	/s/ Mark Strobeck	Date:

Title:	Chief Business Officer

EXECUTIVE:

/s/ Maxine Gowen		Date:
MAXINE GOWEN

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT

EXHIBIT A

FORM OF SEPARATION AGREEMENT

[Trevena, Inc. Letterhead]

[Date]

Maxine Gowen

19 Paper Mill Road

Newtown Square, PA 19073

Re:                       Separation Agreement

Dear Max:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Trevena, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.              Separation.  Your last day of work with the Company and your employment termination date will be [Date] (the “Separation Date”).

2.              Accrued Salary and Vacation.  On [the next regular payroll date following (conform to state law)] the Separation Date, the Company will pay you all accrued salary [and all accrued and unused vacation (conform to company policy and state law)] earned through the Separation Date, subject to standard payroll deductions and withholdings.  You will receive these payments regardless of whether or not you sign this Agreement.

3.                                      Severance Benefits.  If you execute and do not revoke this Agreement, the Company will [to describe severance benefits].

4.              Benefit Plans. If you are currently participating in the Company’s group health insurance plans, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

5.              Stock Options.                                       [To describe status of any stock awards held as of the Separation Date].

6.              Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive or be entitled to receive any additional compensation, severance or benefits after the Separation Date.

7.              Expense Reimbursements.  [If you have been issued any Company credit or calling cards, the Company will cancel these card(s) effective                         , 20    .]  You agree that,

within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8.              Return of Company Property.  By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  Please coordinate return of Company property with [name/title].  Receipt of the severance payment described in paragraph  3 of this Agreement is expressly conditioned upon return of all Company Property.

9.              Proprietary Information and Post-Termination Obligations.  Both during and after your employment you acknowledge your continuing obligations under your Employee Proprietary Information, Inventions and Non-Solicitation Agreement not to use or disclose any confidential or proprietary information of the Company, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees.  A copy of your Employee Proprietary Information, Inventions and Non-Solicitation Agreement is attached hereto as EXHIBIT A.  If you have any doubts as to the scope of the restrictions in your agreement, you should contact                        immediately to assess your compliance.  As you know, the Company will enforce its contract rights.  Please familiarize yourself with the enclosed Employee Proprietary Information, Inventions and Non-Solicitation Agreement which you signed.

10.       Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law.

11.       Non-disparagement.  Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.  The Company’s obligations under this section are limited to Company representatives with knowledge of this provision.

12.       Cooperation After Termination. During the time that you are receiving payments under this Agreement, you agree to cooperate fully with the Company by making yourself reasonably available during regular business hours in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company.  You further agree not to knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees (as defined below), unless under a subpoena or other court order to do so.  You agree both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, you shall state no more than that he/she cannot provide counsel or assistance.

13.       Release.  In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law.  The claims and causes of action you are releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

•                                          has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•                                          has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; [add references to applicable state laws] the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act;

•                                          has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company.  Also excluded from this Agreement are any claims which cannot be waived by law. You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended.  You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You further acknowledge that you have been advised by this writing that:  (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you.

14.       No Admission.  This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

15.       Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement.  Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of paragraphs 8, 9, 10 and 11 of this Agreement and further agree that any threatened or actual violation or breach of those paragraphs of this Agreement will constitute immediate and irreparable injury to the Company.  You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.  You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Agreement.

16.       Miscellaneous.  This Agreement including EXHIBIT A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  You acknowledge and agree that, as a condition of this Agreement, you will not be entitled to any employment with the Company, and you hereby waive any right, or alleged right, of employment or re-employment with the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania as applied to contracts made and to be performed entirely within Pennsylvania.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

TREVENA, INC.

By:
[Name]
[Title]

AGREED TO AND ACCEPTED:

Maxine Gowen

Exhibit A — Employee Proprietary Information, Inventions and Non-Solicitation Agreement

CONSIDERATION PERIOD

I,                                         , understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on                            , 20    .  If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

AGREED:

Maxine Gowen

Date

EXHIBIT B

FORM OF PIIA